Exhibit 99.1

News Release	Williams (NYSE: WMB) One Williams Center Tulsa, OK 74172 800-Williams www.williams.com

DATE: Thursday, March 13, 2025

MEDIA:	INVESTOR CONTACT:
media@williams.com (800) 945-8723	Danilo Juvane (918) 573-5075	Caroline Sardella (918) 230-9992

Williams Chief Operating Officer to Retire

TULSA, Okla. – Williams (NYSE: WMB) today announced that Micheal Dunn, executive vice president and chief operating officer, will retire, effective May 2, 2025.

“During his tenure, Micheal transformed our organization from operating as distinct business units into one cohesive, best in class operating company. He has brought strong operational discipline and an unwavering commitment to safety across the entire organization,” said Alan Armstrong, president and CEO of Williams. “I’ve had the pleasure of working with Micheal for many years, and I am grateful for his transformative leadership, dedication and support in driving Williams’ safety culture and operational excellence. This is a well-earned retirement, and we wish him all the best as he embarks on this next chapter.”

Under Micheal’s leadership, Williams successfully completed several large-scale infrastructure projects, including Atlantic Sunrise and Regional Energy Access, as well as multiple expansion projects along Transco, Northwest Pipeline and in the Deepwater Gulf, in addition to integrating multiple acquisitions. He has placed strong focus on achieving regulatory compliance and optimizing operations to enhance Williams’ competitive advantage and advance the execution of Williams' natural gas-focused strategy.

“I’m grateful for the support I’ve had throughout my career. It has been an honor to be a part of such a talented and dedicated team who are working hard every day to deliver on our commitments,” said Dunn. “I am proud of what we have accomplished together but the time is right for me to retire, knowing the team is well-positioned to continue delivering great results for customers and shareholders. While there will always be new challenges and opportunities ahead, I am confident the Williams team is ready to deliver America’s clean energy future.”

Dunn began his career with Williams in 1988 and spent 14 years with the company in its gas pipeline business before transitioning to leadership roles at Kern River and PacificCorp Energy. Prior to rejoining Williams in 2017, Dunn served as President of Questar Pipeline and Executive Vice President of Questar Corporation.

Efforts are underway to identify a suitable successor, and Dunn will be engaged in that process.

About Williams
Williams (NYSE: WMB) is a trusted energy industry leader committed to safely, reliably, and responsibly meeting growing energy demand. We use our 33,000-mile pipeline infrastructure to move a third of the nation’s natural gas to where it's needed most, supplying the energy used to heat our homes, cook our food and generate low-carbon electricity. For over a century, we’ve been driven by a passion for doing things the right way. Today, our team of problem solvers is leading the charge into the clean energy future – by powering the global economy while delivering immediate emissions reductions within our natural gas network and investing in new energy technologies. Learn more at www.williams.com.

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